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                     November 28, 2022

       Hubertus Muehlhaeuser
       Chairman and Chief Executive Officer
       Pontem Corp
       1140 Avenue of the Americas, 9th Floor
       New York, NY 10036

                                                        Re: Pontem Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 14,
2022
                                                            File No. 001-39882

       Dear Hubertus Muehlhaeuser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Debbie Yee, P.C.